EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

AURIOS INC.

KNOW ALL MEN BY THESE PRESENTS:

That we, the undersigned, have this day voluntarily associated ourselves together for the purpose of forming a corporation under the laws of the State of Arizona, and for such purpose hereby adopt Articles of Incorporation as follows:

ARTICLE I. Name. The name of the corporation shall be Aurios Inc.

ARTICLE II. Purpose. The purpose for which this corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as may be amended from time to time.

ARTICLE III. Initial Business. The character of business which the corporation initially intends to conduct in the State of Arizona is to sell vibration and motion control technology into the audio/video markets.

ARTICLE IV. Capital Stock. The corporation shall have authority to issue one million (1,000,000) shares of Common Stock with no par value per share.

The Board of Directors of the corporation may, from time to time, distribute on a pro rata basis to its shareholders, out of the capital surplus of the corporation, a portion of its assets, in cash or property.

The Board of Directors of the corporation may, from time to time, cause the corporation to purchase its own shares to the extent of the unreserved and unrestricted earned and capital surplus of the corporation.

The corporation may issue rights and options to purchase shares of stock of the corporation to directors, officers or employees of the corporation or any affiliate thereof, and no shareholder approval or ratification of any such issuance of rights and options shall be required.

ARTICLE V. Board of Directors. The number of persons to serve on the Board of Directors shall be fixed by the Bylaws. The initial Board of Directors shall consist of two (2) directors. The persons who are to serve as the directors until the first Annual Meeting of Shareholders or until their successors are elected and qualified are:

Name	Addresses
Paul Attaway	7608 North Shadow Mountain Road Paradise Valley, Arizona 85253

Zoltan A. Kemeny	1809 East La Vieve Lane Tempe, Arizona 85284

ARTICLE VI. Statutory Agent. Jeffrey B. Cohn, whose address is 7234 East Shoeman Lane, Scottsdale, Arizona 85251, having been a bona fide resident of Maricopa County, Arizona, for the last three (3) years is hereby appointed and made the lawful agent for and in behalf of this corporation in and for the State of Arizona, to accept and acknowledge service of, and upon whom may be served, all necessary process or processes in any action, suit or proceeding that may be had or brought against the said corporation in any of the Courts of said State of Arizona; such service of process or of notice, or the acceptance thereof by him endorsed thereon, is to have the same effect and force as if served upon the President or Secretary of the corporation.

ARTICLE VII. Incorporators. The names and addresses of the incorporators are as follows:

Name	Addresses
Paul Attaway	7608 North Shadow Mountain Road Paradise Valley, Arizona 85253

Zoltan A. Kemeny	1809 East La Vieve Lane Tempe, Arizona 85284

All powers, duties and responsibilities of the incorporators shall cease at the time of delivery of these Articles of Incorporation to the Corporation Commission of the State of Arizona.

IN WITNESS WHEREOF, the incorporators hereunto set their hands this 7th day of August, 2001.

/s/ Paul Attaway
Paul Attaway

/s/ Zoltan A. Kemeny
Zoltan A. Kemeny

STATE OF ARIZONA	)
) ss.
County of Maricopa	)

ON THIS, the 8th day of August, 2001, before me, the undersigned officer, personally appeared Paul Attaway, known to me to be the person whose name is subscribed to the within Articles of Incorporation and acknowledged that he executed the same for the purposes therein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires:

STATE OF ARIZONA	)
) ss.
County of Maricopa	)

ON THIS, the 8th day of August, 2001, before me, the undersigned officer, personally appeared Zoltan A. Kemeny, known to me to be the person whose name is subscribed to the within Articles of Incorporation and acknowledged that he executed the same for the purposes therein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires:

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